PART II AND PART III

PRELIMINARY OFFERING CIRCULAR DATED JANUARY ___, 2022

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

File No. __________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

Parts II & III

PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

Up to 2,500,000,000 Shares of Common Stock ($5,000,000) VirExit Technologies, Inc.

This is a public offering of securities of VirExit Technologies, Inc. (which we refer to as the “Company,” “we,” “our” and “us”). We are offering up to 2,500,000,000 shares of our common stock, par value $0.001 (which we refer to as the “Common Stock”) at an offering price of $.002 per share, for a total offering amount of up to $5,000,000 (the “Offering”). There is no minimum number of shares that must be sold by us for the Offering to proceed.

The Offering will terminate at the earlier of: (1) the date at which $5,000,000 of shares has been sold, (2) the date which is three years after this Offering being qualified by the U.S. Securities and Exchange Commission (which we refer to as the “SEC” or the “Commission”), or (3) the date on which this Offering is earlier terminated by the Company in its sole discretion (which we refer to as the “Termination Date”).

We expect to commence the offer and sale of the shares as of the date on which the Offering Statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the SEC. Prior to this Offering, there has been limited public market for our common stock. Trading in our Common Stock is reported by OTC Markets (“OTC”) under the symbol “VXIT.” We expect to apply to list our Common Stock on the Nasdaq Capital Market (“NASDAQ”) under the symbol “VXIT.” We expect our Common Stock to begin trading on NASDAQ upon consummation of the Offering, qualification by SEC and acceptance by NASDAQ. Until we begin trading on NASDAQ trading in our Common Stock will continue to be reported by OTC.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Shares	Price to public	Underwriting discount and commissions(1)(2)	Proceeds to issuer (before expenses)(3)	Proceeds to other persons
To the Public:	2,500,000,000	$0.002		$5,000,000	nil
To the Selling Agent:
Selling Agent’s warrants
Common Stock issuable upon exercise of Selling Agent’s warrants		N/A	N/A	N/A	N/A
To the Selling Agent:		N/A	N/A	N/A	N/A

__________

1.	The table displays broker-dealer commissions of __% of the gross offering proceeds. In addition, we have agreed to reimburse the Selling Agent for certain expenses and the Selling Agent will receive compensation in addition to underwriting discounts and commissions. Please refer to the section entitled “Underwriting” for additional information regarding total Selling Agent compensation.

2.	In addition to the broker-dealer discounts and commissions included in the above table, we have agreed to issue ___________ warrants to purchase shares of our common stock equal to __% of the shares sold in this offering (“Selling Agent Warrants”) with an exercise price of 100% of the offering price. Assumes that the maximum aggregate offering price of $5,000,000.00 is received by the Company from investors. The offering price of this offering is $5,000,000.

3.	This does not include deductions for expenses of the Offering, which are estimated to be approximately $232,500. This amount represents the proceeds of the offering to the Company, which will be used as set out in “Use of Proceeds to Issuer.”

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

[NAME OF SELLING AGENT]

The date of this Offering Circular is _________2022.

- ii -

- iii -

USE OF MARKET AND INDUSTRY DATA

This Offering Circular includes market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to in this Offering Circular are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this Offering Circular or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, internally prepared and third-party market prospective information, in particular, are estimates only and there will usually be differences between the prospective and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Also, references in this Offering Circular to any publications, reports, surveys, or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey, or article. The information in any such publication, report, survey, or article is not incorporated by reference in this Offering Circular.

OFFERING CIRCULAR SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary does not contain all the information that you should consider before deciding to invest in our Common Stock. You should read the entire Offering Circular carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our combined financial statements and the related notes thereto included elsewhere in this Offering Circular, before making an investment decision.

In this Offering Circular, unless the context requires otherwise, references to “VirExit”, the “company,” “we,” “our” or “us” refer collectively to VirExit Technologies, Inc. and, unless otherwise stated, all of its subsidiaries.

Our Company

VirExit Technologies, Inc (formerly Known as: Poverty Dignified Inc.) (“VirExit” or the “Company”), a Wyoming corporation, based in Richland Washington is a vertically integrated sales and marketing company with a mission to create safety products and protocols for the individual and commercial marketplace.

References in this Offering Circular to VirExit or the Company may include references to the operations of our divisions The VLife and SaferPlace Market. Each of these operate as distinct and identifiable divisions of VirExit. We post quarterly and annual internally prepared consolidated financial statements on OTC Markets.

The Company’s principal corporate office is located at 719 Jadwin Avenue, Richland Washington 99352. Our telephone number is (509) 491-0701, our fax number is (509) 943-2129 and our email address is jkatzaroff@virexit.com. VirExit securities trade in the over-the-counter public capital markets and trades are reported by OTC Markets under the symbol VXIT

Our Opportunity

One of our two divisions is developing and preparing to launch its proprietary wellness, health, and safety portal, named The Vlife (www.thevlife.net). The portal focuses on industrial and retail consumers. Experts on this heavily content-driven site address many aspects of today’s greatest challenges: returning to work safely, maintaining a mindful and productive state, and the effective exercising of safety precautions.

The portal has been in development almost a year. The subscription-based site may be the first of its kind in an almost post pandemic time, while dealing with the issues that have arisen as a direct result of COVID. Whether one is looking for information on productivity, health, or a path to wellness, our portal will have something of interest for everyone.

Our website, named The Vlife (www.thevlife.net), focuses on a variety of areas where many of the current and soon-to-be products on the SaferPlace Market will work in tandem with the content. We have designed a full-service program, with high value content including video blogs, designed to promote wellbeing, productivity, and creativity. The portal is the second phase of VirExit’s three-pronged approach to the future.

Another division is Safer Place Technologies. Safer Place Technologies is designed to complement our operations and whose purpose is to create a primary sales and marketing platform.

The VirExit team of professionals, including our top health advisors, are currently evaluating a variety of additional products and educational materials which will be onboarded regularly to both the site and the market.

Competitive Strengths

We believe that our competitive strengths include:

●	Management Platform Built for Growth. We have developed a robust and comprehensive management and systems platform that supports the expansion of our existing products while enabling the accretive and efficient acquisition and integration of additional concepts.

●	Capital Light Business Model Driving High Free Cash Flow Conversion.

●	Strong Brands Aligned with Vlife and Safer Place

●	Seasoned and Passionate Management Team. Our management team and employees are critical to our success.

Growth Strategy

The principal elements of our growth strategy are financing for acquisitions from a value perspective, targeting valuations of approximately 6 to 8 times the 12-month forward cash flow to ensure acquisitions are immediately accretive to our earnings. Leveraging our scalable management platform, we expect to achieve cost synergies post-acquisition by reducing the corporate overhead of the acquisition – most notably in the legal, accounting and finance functions. Adjusted for these cost synergies, we believe that we will have the opportunity to acquire complementary operations at a valuation multiple materially below 6x to 8x the 12-month leading cash flow. We also plan to grow the top line revenues of new acquisitions through support from our management and systems platform, including public relations, marketing and advertising, supply chain assistance, site selection analysis, staff training and operational oversight and support.

Summary Risk Factors

We are subject to several risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider the risks discussed in the section entitled “Risk Factors,” including the following risks, before investing in our Common Stock:

●	Our operating results and growth strategies are closely tied to the success and cooperation of our business plan, and we have experienced volatility in our position in the economy in recent years.

●	We may not successfully identify, recruit and contract with a sufficient number of qualified subscribers.

●	We may not achieve our target development goals.

●	Our growth and financial results depend in part on the pending acquisitions and successfully identifying, closing, and integrating future acquisitions of other businesses.

●	Our international operations subject us to operating and geographic risks and foreign currency risks that could negatively affect our business and financial results.

●	We depend on key executive management.

●	Given our market capitalization, there may be limited trading liquidity in our Common Stock.

Our Corporate Information

VirExit Technologies, Inc., the issuer of the Common Stock in this Offering, was incorporated as a Nevada corporation September 27, 2013 and continued in Wyoming October 4, 2019. Our corporate headquarters are located at 719 Jadwin Avenue, Richland Washington 99352. Our main telephone number is 509.491.0701. Our principal Internet website address is www.virexit.com. The information on our website is not incorporated by reference into, or a part of, this Offering Circular

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include the following:

●	we are required to have only two years of internally prepared financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations Disclosure;

●	we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (which we refer to as the “Sarbanes-Oxley Act”);

●	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (which we refer to as the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about an audit and the financial statements (i.e., an auditor discussion and analysis);

●	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” and

●	we are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the consummation of this Offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period (as such amounts may be adjusted from time-to-time). We may choose to take advantage of some but not all of these reduced burdens. We have elected to adopt the reduced disclosure with respect to financial statements and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure. As a result of this election, the information that we provide stockholders may be different than you might get from other public companies in which you hold equity.

The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period is irrevocable.

The Offering

Issuer in this Offering	VirExit Technologies, Inc.

Securities offered	Common Stock

Common Stock to be outstanding before this Offering	2,623,304,515 shares (1)

Common Stock to be outstanding after this Offering	5,123,304,515 shares, assuming the maximum number of shares are sold (1)

Price per share	$0.002

Maximum Offering amount	2,500,000,000 shares at $0.002 per share, or $5,000,000. There is no minimum number of shares that must be sold by in the Offering.

Terms of the Offering	This Offering is being conducted on a “best efforts” basis pursuant to Regulation A of Section 3(b)(3) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings. The proceeds from the offering will be distributed to the Company as and when received and the associated shares will be issued to investors. There is a minimum purchase requirement for an investor of 100,000 shares of Common Stock to participate in the Offering.

Use of proceeds

We estimate that the net proceeds to us from this Offering, after deducting future designated Selling Agent fees and estimated offering expenses, will be approximately $4,900,000, assuming the maximum number of shares are sold.

We intend to use the net proceeds from this Offering towards financing our growth strategy in the acquisition of existing businesses we believe to have the potential growth of six to ten times current operations by utilizing the support structure and management team in place at VirExit. We will also use proceeds from this Offering to expand our proprietary wellness, health, and safety portal entitled The VLife. This portal focuses on both commercial and consumer users. Experts on this heavily content-driven site will address numerous aspects of today’s greatest challenges: returning to work safely, maintaining a mindful and productive state, and the effective exercising of safety precautions.

Plan of Distribution	We anticipate being a party to an engagement agreement with a Selling Agent. If we do not engage a selling agent, our officers and directors will act as selling agents.

Investment Limitations	As set forth in Title IV of the JOBS Act, there would be no limits on how many shares an investor may purchase if the Offering results in a listing of our Common Stock on the Nasdaq Capital Market or other national securities exchange. However, our Common Stock will not be listed on NASDAQ until qualification of this Offering by the SEC and acceptance by NASDAQ.

Controlled company	Following this Offering we will be a “controlled company” within the meaning of the corporate governance rules of NASDAQ. However, we do not intend to rely on these exemptions and intend to have the same requisite independent directors and board committee structure as non-controlled companies. See “Management—Corporate Governance.”

Dividend policy	We do not intend to distribute dividends to holders of our Common Stock. See “Dividend Policy.”

Selling Agent	If we have agreed with an exclusive, lead managing selling agent (which we will refer to as the “Selling Agent”) to offer the shares to prospective investors on a “best efforts” basis, the Selling Agent may engage one or more sub-Selling Agents or selected dealers. The Selling Agent will not purchase the shares offered by us and will not be required to sell any specific number or dollar amount of the shares in the Offering.

Risk factors	Investing in shares of our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this Offering Circular for a discussion of factors you should carefully consider before investing in shares of our Common Stock.

OTC Symbol	VXIT

Does not include:

●	10% of the total number of outstanding shares available for future issuance under our 2021 Omnibus Equity Incentive Plan.

●	the number of shares issuable upon exercise of any warrants to be issued to the Selling Agent in connection with this Offering, exercisable at specified price per share.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this Offering Circular, before making an investment decision. Our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment. You should carefully review the risks described below as they identify important factors that could cause our actual results to differ materially from our forward looking statements and historical trends.

Risks Related to Our Business and Industry

We have broad discretion in the use of the net proceeds of this offering and may not use them effectively.

We intend to use the net proceeds of this offering to launch and enhance our website called VLife (www.thevlife.net) and will focus on a variety of areas where many of the current and soon-to-be products on the SaferPlace Market will work in tandem with the content. We have designed a full-service program, with high value content including video blogs, designed to promote wellbeing, productivity, and creativity. The portal is the second phase of VirExit’s three-pronged approach to the future. We will provide snapshots from our advisory board and learn how these experts are changing each of their industries for the better post-pandemic. We will fund ongoing efforts to develop additional clinical pipeline products and for general corporate purposes. However, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates.

If you purchase shares of common stock sold in this offering, you will experience immediate and substantial dilution in the book value per share of the common stock you purchase.

The price of our common stock to be sold in this offering is substantially higher than the net tangible book value per share of our common stock. If you purchase common stock in this offering, you will experience immediate dilution of $.0021 per share, representing the difference between as adjusted net tangible book value per share after giving effect to the sale by us of shares in this offering at the public offering price of $0.002 per share. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering. In addition, we have a significant number of options, warrants and restricted stock outstanding. If the holders of these securities exercise them or become vested in them, as applicable, you may incur further dilution.

You may experience future dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Our share price has been and could remain volatile.

The market price of our common stock has historically experienced and may continue to experience significant volatility. From January 2018 through January 2022, the market price of our common stock has fluctuated from a high of $.12 per share in the first quarter of 2021 to a low of $0.0008 per share in the fourth quarter of 2020. If our stockholders sell a substantial number of shares of common stock, especially if those sales are made during a short period of time, those sales could adversely affect the market price of our common stock and could impair our ability to raise capital. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, we could be subject to a securities class action litigation as a result of volatility in the price of our stock, which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We may issue and sell additional shares of our common stock in the public markets including, without limitation, through our “at-the-market” offering program, underwritten public offerings, privately negotiated transactions, block trades, or any combination of the above. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

Because we do not intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, the terms of any existing or future debt agreements may preclude us from paying dividends. As a result, we expect that only appreciation of the price of our common stock, if any, will provide a return to investors in this offering for the foreseeable future.

Risks Related to Common Stock.

Investing in the offered Shares is speculative and involves substantial risks, including the superior voting rights of our outstanding shares of Series E Preferred Stock, which could preclude current and future owners of our common stock, including the offered Shares, from influencing any corporate decision. The outstanding share of the Series E Preferred Stock have voting rights of 200% of all outstanding shares of our common stock on all matters submitted to the holders of our common stock and votes together with the holders of our common stock as a single class. Our Chief Executive Officer is the owner of all outstanding shares of the Series E Preferred Stock and is able to control the management and affairs of our Company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements. All statements other than statements of historical facts contained in this Offering Circular may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding future capital expenditures are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the following:

●	our dependence on product candidates, which are still in an early development stage;

●	our ability to successfully complete research and further development, including preclinical and clinical studies, and, if we obtain regulatory approval, commercialization of our drug candidates and the growth of the markets for those drug candidates;

●	our anticipated timing for preclinical development, regulatory submissions, commencement and completion of clinical trials and product approvals;

●	the impact of the COVID-19 pandemic on our business or on the economy generally;

●	whether the COVID-19 pandemic will affect the timing of the completion of our planned and/or currently ongoing preclinical/clinical trials;

●	our ability to negotiate strategic partnerships, where appropriate, for our drug candidates;

●	our ability to manage multiple clinical trials for a variety of drug candidates at different stages of development;

●	the cost, timing, scope and results of ongoing preclinical and clinical testing;

●	our expectations of the attributes of our product and development candidates, including pharmaceutical properties, efficacy, safety and dosing regimens;

●	the cost, timing, and uncertainty of obtaining regulatory approvals for our drug candidates;

●	the availability, cost, delivery, and quality of clinical management services provided by our clinical research organization partners;

●	the availability, cost, delivery, and quality of clinical and commercial-grade materials produced by our own manufacturing facility or supplied by contract manufacturers, suppliers and partners;

●	our ability to develop and commercialize products before competitors that are superior to the alternatives developed by such competitors;

●	our ability to develop technological capabilities, including identification of novel and clinically important targets, exploiting our existing technology platforms to develop new drug candidates and expand our focus to broader markets for our existing targeted therapeutics;

●	the cost of paying development, regulatory approval and sales-based milestones under future acquisition agreements;

●	our ability to realize the anticipated benefits from the sale of products;

●	our ability to raise sufficient capital to fund our preclinical and clinical studies and to meet our long-term liquidity needs, on terms acceptable to us, or at all. If we are unable to raise the funds necessary to meet our long-term liquidity needs, we may have to delay or discontinue the development of one or more programs, discontinue or delay ongoing or anticipated clinical trials, license out programs earlier than expected, raise funds at significant discount or on other unfavorable terms, if at all, or sell all or part of our business;

●	our ability to protect our intellectual property rights and our ability to avoid intellectual property litigation, which can be costly and divert management time and attention; and our ability to develop and commercialize products without infringing the intellectual property rights of third parties. The forward-looking statements in this Offering Circular are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those presented in the forward-looking statements.

These forward-looking statements speak only as of the date of this Offering Circular. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this Offering Circular after we distribute this Offering Circular, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us of the sale of the maximum shares of Common Stock that we are offering will be approximately $4,900,000, assuming an initial public offering price of $0.002 per share, and after deducting estimated Offering expenses of $100,000. However, there is no minimum number of shares that must be sold by us for the Offering to proceed.

We intend to use the net proceeds of this offering to launch and enhance our website The VLife (www.thevlife.net), will focus on a variety of areas where many of the current and soon-to-be products on the SaferPlace Market will work in tandem with the content. We have designed a full-service program, with high value content including video blogs, designed to promote wellbeing, productivity, and creativity. The portal is the second phase of VirExit’s three-pronged approach to the future. We will provide snapshots from our advisory board and learn how these experts are changing each of their industries for the better post-pandemic. We will fund ongoing efforts to expand development of our Safer Place Technologies, develop additional clinical pipeline products and for general corporate purposes. However, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates.

These amounts assume that $5,000,000 in net proceeds is raised in the Offering. We will use any net proceeds in excess of $1,000,000 for our general corporate purposes. If less than $1,000,000 is raised in the Offering, the payment of Related Party Debt would be reduced first, and we would then repay the balance of our third-party indebtedness.

The Related Party Debt is unsecured, does not bear interest and is past due. We intend to repay the Related Party Debt with a combination of future cash flow, borrowings under a proposed new credit facility and/or by issuing new equity securities, including preferred stock if available on terms satisfactory to us.

CAPITALIZATION

The following table sets forth the cash and capitalization as of November 30, 2021, as follows:

●	of Poverty Dignified, Inc., and Subsidiary on a historical combined basis, as predecessor entities, and

●	of VirExit Technologies, Inc. and its subsidiaries on a pro forma, as adjusted basis to give effect to the issuance and sale of 2,500,000,000 shares of Common Stock in this Offering at an assumed public offering price of $0.02 per share, (i) after deducting the estimated offering expenses of $100,000, and (ii) the application of the proceeds from the Offering, each as described under “Use of Proceeds.”

For more information, please see “Use of Proceeds” and “Unaudited Pro Forma Consolidated Financial Information” elsewhere in this Offering Circular. You should read this information in conjunction with our combined financial statements and the related notes appearing at the end of this Offering Circular and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this Offering Circular.

	As of November 30, 2021
	Historical	Pro Forma as Adjusted (1)
	(Unaudited)

Cash	$117	$4,900,000

Total liabilities	3,107,136	3,107,136

Stockholders’ equity:
Common Stock, par value $0.001 per share, unlimited shares authorized and 2,623,304,515 shares issued and outstanding on a pro forma as adjusted basis	2,623,311	5,123,311
Series E preferred stock par value $.001:10,000,000 shares authorized; 1,000,000 shares issued and outstanding as of November 30, 2021	1,000	1,000
Series K preferred stock par value $.001, 2,000,000 share authorized, 1,100,000 shares issued and outstanding as of November 30, 2021	1,100	1,100
Additional paid-in capital - common shares	13,158,410	15,658,410
Additional paid-in capital – preferred shares	16,830	16,830
Accumulated earnings	(18,900,656)	(18,900,656)
Total capitalization	$(3,100,005)	$1,899,995

__________

(1) The table above excludes:

●	10% of the total number of shares outstanding are available for future issuance under our 2021 Omnibus Equity Incentive Plan.

●	up to _______ shares issuable upon exercise of the warrants to be issued to the Selling Agent in connection with this Offering, exercisable at $____ per share.

●	Up to 147,583,317 shares issuable upon exercise of 147,583,317 warrants issued to shareholders in connection with a private offering exercisable at prices ranging from $.001 to $.15 per share.

●	Up to 9,000,000 shares issuable upon exercise of 9,000,000 warrants issued to consultants in connection with services.

●	Up to 40,000,000 shares issuable upon exercise of 40,000,000 options issued to officers.

DIVIDEND POLICY

The declaration and payment of all future dividends, if any, will be at the sole discretion of our Board of Directors and may be discontinued at any time. In determining the amount of any future dividends, our Board of Directors will consider: (i) our consolidated financial results, available cash, and cash requirements and capital requirements, (ii) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our stockholders, (iii) general economic and business conditions, and (iv) any other factors that our Board of Directors may deem relevant. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries. We do not presently plan to pay any dividends.

DILUTION

Dilution is the amount by which the Offering price paid by the purchasers of the Common Stock in this Offering exceeds the pro forma net tangible book value per share of Common Stock after the Offering. Our net tangible book value as of November 30, 2021, $(0.0013). Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Common Stock deemed to be outstanding at that date.

If you invest in our Common Stock in this Offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share of our Common Stock after this Offering.

Pro forma net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Common Stock, after giving effect to the sale of the maximum number of shares in this Offering. Our pro forma net tangible book value as of November 30, 2021 would have been approximately $1,899,995, or $0.0008 per share of Common Stock. We determine dilution by subtracting the pro forma net tangible book value per share after this Offering from the amount of cash that a new investor paid for a share of Common Stock. The dilution is $3,100,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this Offering Circular. Unless otherwise stated or the context otherwise requires, references to “the Company,” “we,” “our” or “us” refer collectively to, VirExit Technologies, Inc.

The following discussion contains “forward-looking statements “that reflect our future plans, estimates, beliefs, and expected performance. We caution that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements. “Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of these factors. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Offering Circular.

Business Overview

VirExit Technologies, Inc., the issuer of the Common Stock in this Offering, was originally incorporated in Nevada September 27, 2013 and continued in Wyoming October 4, 2019. Our corporate headquarters are located at 719 Jadwin Avenue, Richland Washington 99352. Our main telephone number is 509.491.0701. Our principal Internet website address is www.virexit.com. The information on our website is not incorporated by reference into, or a part of, this Offering Circular.

Jumpstart Our Business Startups Act of 2012

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012 was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

Taxation, Borrowings and Expenses

We are subject to U.S. federal, state and local income taxes with respect to our allocable share of any taxable income from our operations and will be taxed at the prevailing corporate tax rates.

BUSINESS

The Company. VirExit Technologies, Inc., the issuer of the Common Stock in this Offering, was originally incorporated in Nevada September 27, 2013 and continued in Wyoming October 4, 2019. Our corporate headquarters are located at 719 Jadwin Avenue, Richland Washington 99352. Our main telephone number is 509.491.0701. Our principal Internet website address is www.virexit.com. The information on our website is not incorporated by reference into, or a part of, this Offering Circular.

References in this Offering Circular to VirExit or the Company may include references to the operations of our divisions The VLife and SaferPlace Market. Each of these operate as distinct and identifiable divisions of VirExit. We post quarterly and annual internally prepared consolidated financial statements on OTC Markets.

The VLife. We have developed and are preparing to launch our proprietary wellness, health and safety portal, named The VLife, focuses on both corporations and consumers. Experts on the heavily content-driven site addresses numerous aspects of today’s greatest challenges: returning to work safely, maintaining a mindful and productive state, and the effective exercising of safety precautions.

The VirExit team of professionals, including our top health advisors, are currently evaluating a variety of additional products and educational materials which will be onboarded regularly to both the site and the market.

Safer Place Technologies. Effective November 16, 2020, VXIT purchased the intellectual property of Safer Place Technologies, whose purpose is to create a primary sales and marketing platform making the world a safer place with innovative, ethical, and effective technologies. The division has identified the following seven attractive market segments:

●	SaferPlace Health Club Program	36,000 in North America
●	SaferPlace, Church and Synagogue Program	381,000 in North America
●	SaferPlace School Program	157,000 in USA
●	SaferPlace, Airline Program	International
●	SaferPlace, Cruise Ship Program	International
●	SaferPlace Hotel and Casino Program	International
●	SaferPlace Entertainment Venue Program	International

One of the many concentrated areas will be the SaferPlace Health Club Program with the objective of restoring health club memberships to pre-covid levels because, on average, health clubs have lost 40% of their membership. The market is 36,000 health clubs and many are large chains such as Golds Gym with 600 clubs. The market is the following eight clubs:

No. 1: LA Fitness

No. 2: Life Time

No. 3: 24 Hour Fitness

No. 4: Equinox Holdings

No. 5: ClubCorp

No. 6: Planet Fitness

No. 7: Town Sports International

No. 8: Gold's Gym International.

Safer Place Health Club Strategy

Our strategy to bring value to VirExit through Safer Place Technologies is to:

1.    Provide a program of unique, effective, and visible to the public, products and services for Covid detection, prevention and elimination measures. Unique technologies include:

1) a mist tent that you walk through to ensure that all virus and other bacteria have been removed from garments and bags;

2) the ability to provide a sterile environment of both the atmosphere and surfaces within the club with a special air purification system;

3) a contagious personal test (should be available this spring) that can determine in 15 seconds whether any person entering a club is contagious with Covid and other viruses; and,

4) a sports mask that is breathe-able for workouts yet 99.9% effective against Covid and other viruses.

2.    Provide a certification by an independent health evaluation company to certify that this club is regularly following a protocol allowing them to maintain their rating as a safer health club.

Through our Creative and Positioning Strategy, utilizing our Safer Place Health Club Strategy, we intend to give the Club the ability to say: “Just by coming to our Club you will be healthier than when you came in. So, you should come here regularly.”

Safer Place Health Club Operations

VirExit is in discussions with a nationwide service firm that has 1,900 franchisees throughout North America providing services within their regions.

Program Marketing Objectives

Based on average health club data, if a total Covid confidence building program caused just 10% of the members, who had not rejoined, to now be confident enough to join, it would generate $5,000 of new incremental membership fees less of $1,300 cost for the Covid protection program, generating a $3,700 incremental profit for each club per month.

Health Club Plan Launch: VirExit has two health clubs serving as pilot locations. After 60 days VirExit anticipates rolling the program out nationwide beginning with major chains, and utilizing nationwide trade publications, public relations, and the many health club tradeshows.

Marketing The VLife

Our proprietary wellness, health, and safety portal, entitled The VLife, focuses on both commercial and individual consumers. Experts on the heavily content-driven site addresses numerous aspects of today’s greatest challenges: returning to work safely, maintaining a mindful and productive state, and the effective exercising of safety precautions.

Intellectual Property

The Company owns the Copyrighted name VirExit. In addition, the Company has the pending applications to the rights to the following names:

VIREXIT ANTIVIRAL TECHNOLOGIES

BRIT KNEE SPORES

BRIT KNEE SPORES

YOUR STICKLER FOR SMART HYGIENE

VIREXIT TECHNOLOGIES

SAFEPLACE MARKET

GOODENKLEEN

VIREXIT CLEAN

VIREXIT

VIREXITIZE

MRS. GOODENKLEEN

VLIFE

WELLNESS WARRIOR

V LIFE EMPOWERING RESILIENCE

V LIFE

V MARKET EMPOWERING RESILIENCE

VLIFE MARKET

SUPER G

VIREXITCLEAN

VIR EXIT

Employees

As of August 31, 2021, our company has two employees.

Government Regulation

See “Risk Factors” for a discussion of risks relating to federal, state, local and international regulation of our business.

Legal Proceedings

During April 2021 the Company received a Plaintiff’s Petition naming former officers of the Company as well as the Company in connection with funds the Plaintiff had invested with Power it Perfect. The Company currently has a related party note payable in the amount of $1,114,207 owed to Power it Perfect. The claim against the Company is that the Company benefitted from fraudulent actions by previous officers of the Company. The Company is accused of conspiracy and of holding $400,000 that allegedly belongs to the plaintiff. This litigation matter is in its early stage, and more discovery will have to be conducted; but at this stage the claims against The Company appear to be weak. The primary claims are against the other defendants. We plan to vigorously contest the lawsuit, and we believe any alleged damages can be significantly reduced or eliminated altogether.

We are not currently involved in any other legal actions that will have a material adverse effect on our business, financial condition, results of operations, liquidity, or capital resources. However, significant claims or amounts owing under successful claims could have a material adverse effect on our business, financial condition, and results of operations.

Properties

Our corporate headquarters, including our principal administrative, sales and marketing, customer support, and research and development operations, are located in Richland Washington, where we currently space pursuant to a month to month agreement that expires at the end of each calendar month.

MANAGEMENT

We have a board of directors and executive officers but have two employees. All employees, other than the executive officers, will be employed by VirExit Technologies, Inc. and its subsidiaries. References in this section to our “directors”, “director nominees” and “executive officers” refer to the directors, director nominees, and executive officers of VirExit Technologies, Inc., and references in this section to our “employees” (other than our executive officers) refer to the employees of VirExit Technologies, Inc. and its subsidiaries.

Below is a list of the names and ages, as of November 30, 2021, of our directors, director nominees, executive officers and key employees, and a description of the business experience of each of them.

Name	Age	Position
James C. Katzaroff	64	President, Chief Executive Officer and Director
L. Bruce Jolliff	71	Chief Financial Officer, Secretary and Director
David Croom	54	Chief Operating Officer

Executive Officers, Key Employees, Directors and Director Nominees

James C. Katzaroff has served as a Director, President and Chief Executive Officer of the Company since June 2020. Mr. Katzaroff is highly regarded internationally for his proven expertise in corporate engineering as well as developing and implementing impactful senior-level corporate strategy. Mr. Katzaroff is passionate about fostering critical investment banking and private investor relationships as well as managing intricate stakeholder relationships. Associates and clients continue to trust Mr. Katzaroff with their most critical business needs because of his passion, commitment and proven ability to be a solution provider and create win-win outcomes to the most complex issues that challenge all growth companies. He has significant experience in the healthcare and medical fields and is a graduate of the University of California, Santa Barbara.

L. Bruce Jolliff has served as a Director and our Chief Financial Officer of the Company since July 2020. He is a, CPA and CFE, provides professional financial and accounting advice to both public and private companies throughout a broad sector of industries. Further insight for operational improvements comes from financial reporting, analysis, budgeting and forecasting, dashboards, metrics, and other key performance indicators. Bruce also performs forensic accounting for due diligence and fraud investigations and maintenance of proper accounting records, a system of internal accounting controls and the hiring, training, and retention of competent accounting staff. Bruce holds an accounting degree from the University of Portland, Portland, Oregon.

David Croom has served as Chief Operating Officer of the Company since March 2021. Mr. Croom is an executive management leader and entrepreneur with broad experiences in multiple business processes and across several different sectors. Actively supporting long standing investments and ownership interests in retail, restaurants/hospitality, cannabis, hemp, and business services. Leveraging 30+ years of experience in both large and small companies that provides a unique perspective of the very large companies and small businesses and how they function. Effective at navigating all the regulatory, financial, and personnel related issues, this allows David to be uniquely positioned to network effectively with senior investment advisors, retail investors all the way to investment bankers and large family offices. Prior roles in several public companies include Cannex Capital Group, Cray Inc., Drugstore.com, Microsoft and early in his career working for Chevron Corporation. He holds an accounting degree from Washington State University and is a Certified Internal Auditor.

Corporate Governance

Our board of directors will prior to this offering establish an audit committee, a compensation committee and a nominating and governance committee. Each of these committees will operate under a charter that will be approved by our board of directors prior to this offering.

Audit Committee. L. Bruce Jolliff is chairman of our audit committee We intend to engage independent directors who will subsequently be on this committee. The audit committee consists exclusively of directors who are financially literate. Mr. Jolliff is a CPA, CFE, and financially literate.

The audit committee responsibilities include:

●	overseeing the compensation and work of and performance by our independent auditor and any other registered public accounting firm performing audit, review or attestation services for us;

●	engaging, retaining and terminating our independent auditor and determining the terms thereof;

●	assessing the qualifications, performance and independence of the independent auditor;

●	evaluating whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence;

●	reviewing and discussing the audit results, including any comments and recommendations of the independent auditor and the responses of management to such recommendations;

●	reviewing and discussing the annual and quarterly financial statements with management and the independent auditor;

●	producing a committee report for inclusion in applicable SEC filings;

●	reviewing the adequacy and effectiveness of internal controls and procedures;

●	establishing procedures regarding the receipt, retention and treatment of complaints received regarding the accounting, internal accounting controls, or auditing matters and conducting or authorizing investigations into any matters within the scope of the responsibility of the audit committee; and

●	reviewing transactions with related persons for potential conflict of interest situations.

Compensation Committee. Our compensation committee consists of both of our directors. The committee has primary responsibility for:

●	reviewing and recommending all elements and amounts of compensation for each executive officer, including any performance goals applicable to those executive officers;

●	reviewing and recommending for approval the adoption, any amendment and termination of all cash and equity-based incentive compensation plans;

●	once required by applicable law, causing to be prepared a committee report for inclusion in applicable SEC filings;

●	approving any employment agreements, severance agreements or change of control agreements that are entered into with the CEO and certain executive officers; and

●	reviewing and recommending the level and form of non-employee director compensation and benefits.

Nominating and Governance Committee. The Nominating and Governance Committee consists of both of our directors. The Nominating and Governance Committee’s responsibilities include:

●	recommending persons for election as directors by the stockholders;

●	recommending persons for appointment as directors to the extent necessary to fill any vacancies or newly created directorships;

●	reviewing annually the skills and characteristics required of directors and each incumbent director’s continued service on the board;

●	reviewing any stockholder proposals and nominations for directors;

●	advising the board of directors on the appropriate structure and operations of the board and its committees;

●	reviewing and recommending standing board committee assignments;

●	developing and recommending to the board Corporate Governance Guidelines, a Code of Business Conduct and Ethics and other corporate governance policies and programs and reviewing such guidelines, code and any other policies and programs at least annually;

●	making recommendations to the board as to determinations of director independence; and

●	making recommendations to the board regarding corporate governance based upon developments, trends, and best practices.

The Nominating and Governance Committee will consider stockholder recommendations for candidates for the board of directors.

Our bylaws provide that, in order for a stockholder’s nomination of a candidate for the board to be properly brought before an annual meeting of the stockholders, the stockholder’s nomination must be delivered to the Secretary of the Company no later than 120 days prior to the one-year anniversary date of the prior year’s annual meeting.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following this offering, a copy of the code will be made available on the Corporate Governance section of our website, which is located at www.VirExit.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report with OTC Markets.

Involvement in Legal Proceedings

No director, executive officer, promoter or control person of VirExit has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

Family Relationships

No family relationships exist among or between directors and executive officers.

EXECUTIVE COMPENSATION

References in this section to our “directors” and “named executive officers” refer to the directors and named executive officers of VirExit Technologies, Inc. following consummation of this Offering, and references in this section to our “employees” (other than our named executive officers) refer to the employees of VirExit Technologies, Inc. and its subsidiaries following consummation of this Offering.

2021 and 2020 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the fiscal year ended August 31, 2020 and 2021.

Name and Principal Position	Year (1)	Salary ($)		All Other Compensation	Total ($)
James C. Katzaroff, Chairman of the Board and Chief Executive Officer	2020	45,000		nil	45,000
	2021	180,000		1,680,000	1,860,000
L. Bruce Jolliff, Director and Chief Financial Officer	2020	20,000		nil	20,000
	2021	120,000		183,000	303,000
Matthew Alpeter, Chief Executive Officer	2020	75,000	(2)
	2021	nil		nil	nil

__________

(1)	Mr. Katzaroff and Mr. Jolliff joined the company in June and July of 2020, respectively, upon the departure of Mr. Alpeter.
(2)	Salary to Mr. Alpeter was payable in the form of 75,000,000 shares of company common stock

Because our company recently changed control, the amounts indicated in the table above reflect compensation paid or accrued by our operating subsidiaries for these individuals prior to the change of control and does not include amounts that we reimbursed for the services. See “Certain Relationships and Related Party Transactions”. Following this Offering, such reimbursement arrangement will terminate and the base salaries payable to our named executive officers will increase to the following amounts, plus a discretionary annual bonus:

Equity-Based Compensation

2021 Omnibus Equity Incentive Plan

Our Board of Directors and majority vote of shareholders has adopted and approved the 2021 Omnibus Equity Incentive Plan (the “Plan”). The Plan is a comprehensive incentive compensation plan under which we can grant equity-based and other incentive awards to officers, employees, and directors of, and consultants and advisers to, VirExit and its subsidiaries. The purpose of the Plan is to help us attract, motivate, and retain such persons and thereby enhance stockholder value. The Plan allows for management and the Board of Directors to award stock incentives to substantially all employees as a retention incentive and to ensure that employees' compensation incentives are aligned with stock price appreciation. The Plan provides for a maximum of 10% of the total number of issued and outstanding shares available for grant. The number of shares available for grant shall automatically be immediately increased by the number of Shares issued or issuable, such that the number of shares available under the Share Reserve shall continuously be 10% of the total number of issued and outstanding shares.

Shares Subject to this Plan; Stockholder Approval

Number of Shares. The number of Shares that may be delivered under this Plan is 10% of the total number of issued and outstanding Shares. The Shares delivered under this Plan may consist of authorized but unissued Shares, treasury Shares or issued Shares that have been reacquired by the Company on the open market or otherwise. All Awards under this Plan, other than Dividend Equivalents, shall be expressed in reference to a number of Shares. The individual limits described in this Plan shall apply without regard to whether the Awards are to be settled by the issuance or transfer of Shares or in cash. Notwithstanding anything contained herein to the contrary, in no event shall the number of Shares subject to Awards granted to any one Participant during any one calendar year exceed the number of Shares that may be delivered under the Plan.

Adjustments. If any reincorporation, recapitalization, reorganization, reclassification, stock dividend, stock split, reverse stock split or other change in the capital stock of the Corporation shall occur or any acquisition, divestiture, asset sale, merger, consolidation, share exchange, spin-off, split-up or other business combination or corporate transaction or event (such as an unusual and material impairment, judgment, settlement, change in accounting principles, change in tax or other laws, rules or regulations, change in fiscal year, or gain or loss) involving the Corporation shall occur or any dividend or distribution (other than a cash dividend that is ordinary in nature and amount) shall be declared or made with respect to the Common Stock (each, a “Corporate Event”), the Committee shall, in the manner and to the extent that it deems appropriate and equitable, cause an adjustment to be made in: (i) the maximum number and kind of securities subject to this Plan; (ii) the number, kind and amount of securities, rights and cash subject to some or all then outstanding Awards and/or the Plan; (iii) the Exercise Price of some or all then outstanding Awards; and (iv) the other terms of this Plan and some or all then outstanding Awards (including, if the Common Stock is Publicly Traded, Performance Goals, Performance Periods and Performance Measures, to the extent permitted under Section 162(m)); provided , however , that, in the case of Incentive Stock Options and, if the Common Stock is Publicly Traded, Section 162(m) Awards, such adjustments shall be made in a manner consistent with the applicable requirements of Sections 424 and, if applicable, 162(m) of the Code; provided further , however , that, in the case of Options intended to not provide for the deferral of compensation within the meaning of Section 409A, such adjustment shall be made in a manner consistent with the applicable requirements of Section 409A. Such adjustment shall be conclusive and binding for all purposes. Immediately upon the grant of any Award, the number of Shares that may be issued or optioned under the Plan will be increased. The number of Shares of such increase shall be an amount such that immediately after such increase the total number of Shares issuable under the Plan and reserved for issuance upon exercise of outstanding options, warrants or conversion of shares of preferred stock will equal 10% of the total number of issued and outstanding Shares. Such increase in the number of Shares subject to the Plan shall occur without the necessity of any further corporate action of any kind or character.

Stockholder Approval. For purposes of making Awards of Incentive Stock Options, this Plan must be approved by the stockholders in a manner intended to comply with Sections 422(b)(i) of the Code no later than the earlier of (i) 12 months following the Effective Date and (ii) the date an Award is first settled under the Plan.

Administration of this Plan

Committee and Board. This Plan shall be administered by the Committee, which shall have all rights, powers, and authorities necessary or appropriate in connection therewith. Neither the Company nor any member of the Committee or the Board shall be liable for any action, omission or determination made in good faith with respect to this Plan or any Award, including any failure of an Award to qualify as a Section 162(m) Award or an Incentive Stock Option Award or meet the requirements for exemption from or compliance with Section 409A. Except to the extent prohibited by applicable laws, rules or regulations, the Committee shall have the authority to delegate administration of this Plan, in whole or in part, to third party service providers and administrators as well as

Employees. Without limiting the preceding sentence, the Committee shall have the authority to delegate to the CEO, or his designee, authority to (i) administer the Plan and (ii) designate Employees to participate in a pool of Awards, the terms and conditions of which (including the number of Shares subject to Awards within the pool) shall have been specified by the Committee. Except to the extent prohibited by applicable laws, rules or regulations, the Board shall have the right, power and authority to exercise any and all rights, powers and authorities of the Committee in respect of this Plan and any Award.

Discretionary Authority. Subject only to the express limitations of this Plan, the Committee shall have authority to determine the Eligible Persons to whom, and the time or times at which, Awards are granted, the type of Awards granted, the number of Shares subject to Awards, the Award Price (if any) of Awards, the time or times at which Awards vest and become exercisable or payable, the form in which Awards become payable, the term of Awards, the procedures for exercise and settlement of Awards and all other terms and conditions of Awards. Subject only to the express limitations of this Plan, the Committee shall have sole authority to interpret this Plan and each Award, to make all factual determinations under this Plan and each Award (including determinations as to the achievement of Performance Measures), to amend this Plan or any Award Agreement to correct any defect, error or omission or to reconcile any inconsistency herein or therein, and to make all other decisions necessary or advisable for administration of this Plan. The Committee shall have the authority to prescribe, amend and rescind rules and regulations relating to this Plan and the administration thereof. The determinations of the Committee under this Plan need not be uniform and may be made selectively among Persons who receive, or are eligible to receive, Awards, whether or not such Persons are similarly situated. All interpretations, determinations, decisions, and actions by the Committee may be made in the exercise of its sole discretion and shall be final and binding upon all parties.

Eligibility and Awards

All Eligible Persons are eligible to be selected by the Committee to receive an Award under this Plan. Except as otherwise agreed by the Company, no Person shall have a right to receive an Award or, having received an Award in the past, have a right to again receive an Award. The Committee is expected to consult with the CEO before granting Awards, except in cases where the Committee determines that such consultation would be inappropriate; provided however, the authorization, validity and enforceability of any Award shall not be adversely affected due to any failure to so consult. Where appropriate in order to give effect to this Section 5 or Section 4.1, references to the Committee shall also include the CEO.

Stock Option Awards

Grant of Option Awards. An Option Award may be granted to any Eligible Person selected by the Committee; provided however, that, in addition to any other limitations required to comply with the applicable provisions of the Code, Incentive Stock Options shall be granted only to Employees. Unless otherwise designated by the Committee and complying with the applicable provisions of the Code, each Option shall be a Non-Qualified Stock Option.

Exercise Price. Except in the case of Substitute Awards, the Committee shall prescribe the exercise price per Share under each Option Award; provided, however, that the Exercise Price per Share under an Option Award shall not be less than the Fair Market Value per Share on the Grant Date.

Vesting; Term of Option Award. The Committee shall prescribe the number of Shares covered by an Option Award and the time or times at which, and the conditions upon which, each Option Award shall become vested and exercisable, if any. The Committee shall prescribe the term of each Option Award; provided, however, that no Option Award shall have a term that is longer than ten years after the applicable Grant Date.

Repricing. Notwithstanding anything contained herein to the contrary, the Committee shall not have authority, without stockholder approval, to (i) amend previously granted Option Awards to reduce the Exercise Price of such Option Awards or (ii) except pursuant to Section 3.3 or 14, cancel such Option Awards and grant replacement Awards with a lower Exercise Price than the Option Awards being cancelled.

Additional Rules for Incentive Stock Options. No Incentive Stock Option shall be granted to a Participant to the extent that, as a result of such grant, the Fair Market Value (determined as of the proposed Grant Date) of the Shares with respect to which “incentive stock options” under Section 422 of the Code are exercisable for the first time in any calendar year under this Plan and any other plans of the Company would exceed the maximum amount permitted under Section 422(d) of the Code. This limitation shall be applied by taking “incentive stock options” under Section 422 of the Code into account in the order in which granted. Subject to Section 3.3, the maximum number of Shares that may be made subject to Incentive Stock Options granted to any one Participant during any one calendar year shall be unlimited.

Stock Appreciation Rights Awards. Grant of SAR Awards. An SAR Award may be granted to any Eligible Person selected by the Committee.

Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee.

Restricted Stock Unit Awards and Phantom Stock Awards. A Restricted Stock Unit Award or a Phantom Stock Award may be granted to any Eligible Person selected by the Committee.

Performance Share Awards and Performance Unit Awards. Performance Share Awards and Performance Unit Awards may be granted to any Eligible Person selected by the Committee. Performance Share Awards and Performance Unit Awards shall be based on the achievement, over a specified period, of Performance Measures as prescribed by the Committee. Performance Share Awards and Performance Unit Awards may be paid in Shares, cash or a combination thereof as prescribed by the Committee.

Substitute Awards, Dividend Equivalents and Other Awards. Substitute Awards, Dividend Equivalents and Awards other than Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Phantom Stock, Performance Share and Performance Unit Awards may be granted to any Eligible Person selected by the Committee. Such other Awards may be granted alone or in addition to any other Awards granted under this Plan and may be paid in Shares or cash as the Committee shall determine. The terms and conditions of such Awards shall be prescribed by the Committee.

Change in Control. The Committee may prescribe additional provisions relating to the effect of a Change in Control or a Corporate Event on an Award. Such provisions need not be in an Award Agreement, and will not require the consent of a Participant and may include: (i) acceleration of the vesting and exercisability of any Award; (ii) extension of time periods for satisfying vesting or Transferability conditions with respect to, or exercising or realizing payments, rights, benefits or gains from, any Award; (iii) elimination or modification of conditions related to vesting, Transferability or exercisability of or payments, rights, benefits or gains under, any Award; (iv) provision for the settlement of any Award with an equivalent value in other securities, cash or properties; (v) requirement that outstanding Awards that are “in-the-money” be settled in cash in an amount equal to the amount by which they are “in-the-money”, as determined by the Committee; (vi) requirement that Participants surrender their outstanding Awards that are “in-the-money” in exchange for a settlement immediately following the Change in Control, as determined by the Committee; (vii) cancellation of any or all Awards that are not “in the money” without consideration; and (viii) cancellation or forfeiture of any Awards that are not vested as of the date of the Change in Control without consideration. Such surrender, settlement and cancellation shall take place as of the date of the Change in Control or such other date as the Committee may specify. For purposes of this Section 14, an Award being “in the money” means that the excess of the Fair Market Value as of the date of the Change in Control over the Award Price is a positive value.

General Provisions

Tax Withholding. The Participant or successor in interest shall be responsible for payment of all taxes and other charges required by law to be withheld from an Award or securities, cash or other property paid or delivered in settlement of an Award. Payment shall be made: (i) in cash or by check; (ii) at the discretion of the Committee, in Shares, valued at the Fair Market Value of such Shares on the applicable date; (iii) by deduction from the settlement of the applicable Award; (iv) at the discretion of the Committee, by a combination of the methods described above; or (v) by such other method as may be approved by the Committee. The Company is hereby authorized to, at its election, (i) require that the Participant or successor in interest make a payment to the Company, (ii) deduct from other compensation, including wages, to be paid by the Company or (iii) withhold from any Shares or cash or other property deliverable under this Plan in settlement of an Award, in each case, the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Awards.

Unfunded Plan. This Plan shall be unfunded. Neither the Company nor any other Person shall be required to establish any special or separate fund or to make any other segregation of assets to assure the settlement of any Awards. Nothing contained in this Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company or any other Person and any Participant (or any of his successors in interest). No Participant or other Person shall under any circumstances acquire any property interest in any specific assets of the Company or any other Person. To the extent that any Person acquires a right to receive settlement from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation. Neither the adoption of this Plan nor the setting aside of securities, cash, or other property by the Company with which to discharge its obligations hereunder shall be deemed to create a trust or other funded arrangement. The Company shall have the right to implement or set aside securities, cash, or other property in a grantor trust, subject to the claims of the Company’s creditors, to discharge its obligations under this Plan.

Compliance with Law. Notwithstanding anything contained herein or in any Award Agreement to the contrary, the Committee may amend, supplement, or cancel any Award to the extent necessary to comply with applicable law, rule or regulation.

Leave. If approved by the Committee, an Employee’s absence or leave because of military or governmental service, disability or other reason shall not be considered an interruption of employment for any purpose under the Plan; provided, however, that, to the extent that an Award under this Plan is subject to Section 409A, such absence or leave shall be considered a Separation from Service to the extent so provided by Section 409A.

Effective Date, Termination and Amendment

Effective Date. This Plan became effective on the date of approval by the Board and majority shareholder.

Termination. The authority to grant new Awards under this Plan shall terminate on the date immediately preceding the tenth anniversary of the Effective Date. The Board may, at any earlier date, terminate this Plan. No termination of this Plan shall adversely affect any Award theretofore granted, without the consent of the applicable Participant (or his permitted successor in interest).

Amendment. The Board may, at any time and from time to time and in any respect, amend or supplement this Plan. The Board may seek the approval of any amendment or supplement by the stockholders to the extent that it deems necessary or advisable, in its sole discretion, for purposes of compliance with the Code, the listing requirements of any securities exchange or market or any other purpose. No amendment or supplement of this Plan shall adversely affect any Award theretofore granted without the consent of the applicable Participant (or his permitted successor in interest), unless such right has been reserved in this Plan or such amendment or supplement is required to comply with applicable law, rule or regulation. The authority of the Committee to take any action (other than grant new Awards) hereunder shall continue after the authority for grant of new Awards hereunder has been exhausted or terminated (and, for these purposes, new Awards do not include actions taken under Section 3.3 or Substitute Awards).

No Tax Gross-Ups. We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have engaged in certain transactions with our directors and executive officers and holders of more than 5% of our voting securities and affiliates of our directors, executive officers, and holders of more than 5% of our voting securities. The following are summaries of certain provisions of our related party agreements and are qualified in their entirety by reference to all the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all the information that you may find useful. We therefore urge you to review the agreements in their entirety. Copies of the agreements which will remain in effect after the Offering (or forms of such agreements) have been filed as exhibits to this Offering Circular and are available electronically on the website of the SEC at WWW.SEC.GOV.

Related Party Agreements in Effect Prior to this Offering

None

Indemnification Agreements

Our bylaws, in effect prior to the closing of this Offering, provide that we will indemnify our directors and officers to the fullest extent permitted by the Wyoming Corporation Act, subject to certain exceptions contained in our bylaws. In addition, our certificate of incorporation, as will be in effect prior to the closing of this Offering, will provide that our directors will not be liable for monetary damages for breach of fiduciary duty.

Prior to the closing of this Offering, we have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Wyoming law, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Policies and Procedures for Related Person Transactions

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Prior to the closing of this Offering, our Board of Directors will adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on NASDAQ. Under the new policy:

●	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the board of directors composed solely of independent directors who are disinterested or by the disinterested members of the board of directors; and

●	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the board of directors or recommended by the compensation committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

●	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NASDAQ and the Code.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our Common Stock before and after the consummation of this Offering, for:

●	each person known by us to beneficially own more than 5% of our Common Stock;

●	each of our Directors;

●	each of our named Executive Officers; and

●	all our Executive Officers and Directors as a group.

The number of shares beneficially owned by each stockholder is determined under Rule 13d-3 under the Exchange Act and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above, held by such person that are currently exercisable or will become exercisable within 60 days of the date of this Offering Circular, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o VirExit Technologies, Inc., 719 Jadwin Avenue, Richland Washington 99352. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of beneficial owner	Shares of Common Stock Beneficially Owned Before the Offering		Shares of Common Stock Beneficially Owned After the Offering		Shares of Preferred Stock Beneficially Owned Before the Offering		Shares of Preferred Stock Beneficially Owned After the Offering
	Number	Percentage	Number	Percentage (3)	Number	Percentage	Number	Percentage
James C Katzaroff Director & CEO	682,500,000	20.25%	682,500,000	20.25%
Bruce Jolliff Director & CFO	66,250,000	1.97%	66,250,000	1.97%
David Croom COO	91,500,000	2.72%	91,500,000	2.72%
James C. Katzaroff(1)					1,000,000	91%	1,000,000	91%
Bruce Jolliff(1)					50,000	5%	50,000	5%
David Croom(1) Exec. Vice President					50,000	5%	50,000	5%
James C Katzaroff(2)					1,000,000	100%	1,000,000	100%
All directors and executive officers as a group (three persons)	840,250,000	24.93%	238,250,000	4.6%		100%		100%

__________

(1)  Series K Preferred

(2)  Series E preferred Stock

 *   Represents beneficial ownership of less than 1%.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and provisions of our amended and restated certificate of incorporation, and our bylaws, each of which will be in effect prior to the consummation of this Offering, are summaries and are qualified by reference to the amended and restated certificate of incorporation and the bylaws, which are filed as exhibits to this Offering Circular. By becoming a stockholder in our company, you will be deemed to have notice of and consented to these provisions of our amended and restated certificate of incorporation.

Our current authorized capital stock consists of unlimited number of shares of Common Stock, par value $0.001 per share. As of the consummation of this Offering, our authorized capital stock will consist of unlimited number of shares of Common Stock, par value $0.001 per share, and unlimited number of shares of blank check preferred stock, par value $0.001 per share.

Common Stock

Upon consummation of this Offering, there will be 5,123,304,515 shares of our Common Stock issued and outstanding, if 2,500,000,000 shares are sold in the Offering.

Voting Rights. Holders of our Common Stock are entitled to cast one vote per share. Holders of our Common Stock will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority, of the voting power of all shares entitled to vote, voting together as a single class. The holder of the Series E Preferred is entitled to vote 200% of all other votes resulting in the holder of the Series E Preferred having the right to two-thirds of all votes cast.

Dividend Rights. Holders of Common Stock will share ratably (based on the number of shares of Common Stock held) if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Liquidation Rights. On our liquidation, dissolution or winding up, each holder of Common Stock will be entitled to a pro rata distribution of any assets available for distribution to common stockholders.

Other Matters. No shares of Common Stock will be subject to redemption or have preemptive rights to purchase additional shares of Common Stock. Holders of shares of our Common Stock do not have subscription, redemption, or conversion rights. There will be no redemption or sinking fund provisions applicable to the Common Stock. Upon consummation of this Offering, all the outstanding shares of Common Stock will be validly issued, fully paid and non-assessable.

Preferred Stock. Our amended and restated certificate of incorporation provides that our Board of Directors has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences, and privileges of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock.

The issuance of preferred stock provides flexibility in connection with possible acquisitions, future financings, and other corporate purposes. Additionally, the issuance of preferred stock may adversely affect the holders of our Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock, or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Common Stock.

Series E Preferred Stock. The holder of the Series E Preferred Stock has the right to vote double (200 percent) of all other votes. The result is the holder, James C. Katzaroff, has a two-thirds vote on all matters requiring vote of the shareholders.

Series K Preferred Stock. The Series K has the right in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the holders of shares of Series K Preferred Stock shall be entitled to participate with any notes or accounts payable in all the remaining assets of the Corporation available for distribution up to the Liquidation Value of $0.01 per share ratably with the holders of notes or accounts payable. No dividends shall be declared or paid on the Series E Preferred Stock. No holder of the Series K Preferred Stock shall be entitled to vote on any matter submitted to the shareholders of the Corporation. The Holder shall have the right to convert any or all the outstanding shares of Series K Preferred Stock into fully paid and non-assessable shares of Common Stock, which such Common Stock shall hereafter be changed or reclassified at the Conversion Ratio (the “Conversion Ratio”) determined as provided. The initial “Conversion Ratio” for the Series K Preferred Stock is five hundred (500) fully paid and non-assessable shares of Common Stock for each share of Series K Preferred Stock.

Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals. Our amended and restated certificate of incorporation provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. Our amended and restated certificate of incorporation will provide that, subject to applicable law, special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of the majority of the directors then in office. Our bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice and duration of ownership requirements set forth in our bylaws and provide us with certain information. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers or changes in control of us or our management.

Limitations on Liability and Indemnification of Officers and Directors. Our amended and restated certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the Wyoming Corporation Act. Prior to the consummation of this Offering, we intend to enter into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Wyoming law. In addition, as permitted by Wyoming law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of his duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	any transaction from which the director derived an improper personal benefit; or

●	improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the Wyoming Corporation Act, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of VirExit Technologies, Inc. Pursuant to the Wyoming Corporation Act, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Wyoming Court.

Stockholders’ Derivative Actions

Under the Wyoming Corporation Act, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in the Court in the State of Wyoming. See “—Exclusive Venue” above.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock will be Globex Transfer, LLC

NASDAQ Listing

We intend to apply to list the shares of our Common Stock on the Nasdaq Capital Market under the symbol “VXIT.”

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of shares of our Common Stock, including shares issued upon the exercise of outstanding options and warrants, in the public market after this Offering, or the possibility of these sales occurring, could cause the prevailing market price for our Common Stock to fall or impair our ability to raise equity capital in the future.

After this Offering, we will have outstanding 5,123,304,515 shares of our Common Stock, if 2,500,000,000 shares are sold in the Offering and no exercise of outstanding options or warrants. The shares that we are selling in this Offering may be resold in the public market immediately following our initial public offering.

The shares of Common Stock that are not offered and sold in this Offering as well as shares issuable upon the exercise of warrants and subject to employee stock options will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These securities are eligible for public sale.

Lock-Up Agreements

We and our officers, directors, and more than 5% stockholders have agreed, or will agree, with a Selling Agent, subject to certain exceptions, that, without the prior written consent of the Selling Agent, we and they will not, directly, or indirectly, during the period ending 180 days after the date of the Offering Circular.

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Common Stock or any securities convertible into or exchangeable or exercisable for the Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or

●	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of the Common Stock or other securities, in cash or otherwise.

This agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options, and other exceptions, and in the case of our officers, directors and other holders of our securities, exercise of stock options issued pursuant to a stock option or similar plans, and other exceptions.

CERTAIN TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Common Shares, including the Common Shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any local, state, foreign, including Canada, or other taxing jurisdiction.

The Company is a corporation and expects to be taxed for U.S. income tax purposes as such. We and our Investors will be subject to U.S. federal income tax and may also be subject to state and local income tax taxes in states and localities in which we are deemed to be doing business. Except where we reference specific states, this discussion does not cover state or local income tax consequences you may incur in connection with your investment.

Except as to disclosure of the Company’s withholding and reporting requirements under U.S. income tax law as to possible payments to be made to holders of our Unit(s) presented herein, this Offering Circular does not otherwise address any of the other applicable aspects of U.S. federal income taxation that may be relevant to you, including, the federal income tax ramifications as to the purchase, ownership, or disposition of the Shares. This summary is not tax advice. The tax treatment of a holder will vary depending upon the holder’s particular situation. Accordingly, this summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an Investor’s decision to purchase our Unit(s), nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction.

You are urged to consult your own tax advisors as to the specific tax consequences of purchasing, owning, and disposing of any Shares, including any federal, state, or local tax consideration.

No ruling has been or will be requested from the Internal Revenue Service regarding any matter affecting our Investors or us. Tax benefits should not be considered a primary investment feature of our Shares. Opinions and statements made in this Offering Circular may not be sustained by a court if contested by the Internal Revenue Service. Any contest of this sort with the Internal Revenue Service could materially adversely impact your investment in our Units. Additionally, the costs of any contest with the Internal Revenue Service will be borne by our Investors, whether directly or indirectly. An investment in us may be materially modified by future legislative or administrative changes or future court decisions. Such changes and decisions may be subject to retroactive application.

In recent years there have been a number of proposals made in Congress by legislators, government agencies and by the executive branch of the federal government for changes in the federal income tax laws. In December 2017, the Tax Cuts and Jobs Act was signed into law making sweeping changes to the revenue laws of the United States commencing for taxpayer tax years commencing on or after January 1, 2018. In that connection, the Internal Revenue Service continues to adopt regulations and procedures implementing the Tax Cuts and Jobs Act and compliance with the new U.S. revenue laws and procedures is evolving. Additionally, numerous private interest groups continue to lobby for regulatory and legislative changes in certain areas of the U.S. federal income tax law. It is impossible to predict the effect of any proposals that might be adopted upon the income tax treatment presently associated with investment in the Units or the effective date, which could be retroactive, of any legislation that may derive from any past or future proposal.

We strongly urge you to consider ongoing developments in this uncertain area and to consult your own tax advisors in assessing the risks of investment in Units.

U.S. Income Tax Withholding

To ensure collection of U.S. income tax, the payor of fixed or determinable annual or periodic income from U.S. sources to any nonresident alien individual or foreign partnership, trust, estate, or Company is required to withhold taxes. Respective to any distributions in respect of Securities, therefore, we would be deemed to be a payor.

A payee, on the other hand, is defined as the person to whom a payment is made, regardless of whether such person is the beneficial owner of the amount paid. A foreign payee is a payee who is a foreign person, while a U.S. payee is a U.S. person. The determination of the withholding agent concerning the status of the payee (U.S. or foreign) and the characteristics of a payee, such as whether the payee is a beneficial owner or intermediary, or an individual, Company or flow-through payee, is made on the basis of a withholding certificate that is a Form W-8, a Form 8233 (indicating foreign status of the payee or beneficial owner) or a Form W-9 (indicating U.S. status of the payee).

A nonresident alien is generally defined as an individual whose residence is not within the United States and who is not a citizen of the United States. However, an alien who meets either the lawful permanent residence test (i.e., the green card test) or the substantial presence test for the calendar year is considered a U.S. resident. An alien is a resident alien for a calendar year if he or she is a lawful permanent resident at any time during the calendar year. Under the substantial presence test, an alien is a resident alien if he or she has been present in the United States for at least 31 days during the current year and at least 183 days during the three-year period that includes the current year.

Generally, a person that makes a payment of U.S. source interest, dividends, royalties, and certain other types of income to a foreign person, such as Company payments that may be paid in respect of the Securities, must deduct and withhold 30 percent from the payment. A lower rate of withholding may apply under the Code, the regulations, or an income tax treaty. Under the Code, a withholding agent, in the case of the Company either the Company or its designee, must make an income tax return on Form 1042, Annual Withholding Tax Return for U.S. Source Income of Foreign Persons, reporting the tax withheld and also must file an information return reporting the amounts on Form 1042-S, Foreign Person’s U.S. Source Income Subject to Withholding.

Payors of interest, dividends, royalties, gross proceeds from the sales of securities, and other fixed or determinable income must report payments on the appropriate Form 1099 series form, unless an exception applies. It is not certain how income, if any, to be paid in respect of the Company’s Shares would be classified, albeit that we believe same would be deemed dividends. Payment information regarding U.S. taxpayers is generally reportable on a Form 1099 series form, and the Company will be required to obtain a Form W-9 from any U.S. taxpayer purchasers. Form W-9, Request for Taxpayer Identification Number (“TIN”) and Certification is used to determine whether to treat a payee or beneficial owner as a U.S. person. A payee must certify that he or she is a U.S. person (including a U.S. resident alien). Form W-9 will require that the purchaser of our Units provide his or her TIN and certify that he or she is a U.S. person or a U.S. resident alien. If the Company would not receive a Form W-9, it must generally backup withhold at a 24-percent rate for tax years beginning after December 31, 2017, and before January 1, 2026, and report the payment on Form 1099. Collected backup withholding amounts, if any, must be reported on Form 945, Annual Return of Withheld Federal Income Tax.

An exception to the Form 1099 reporting provisions applies if the payee is a foreign person. A payor can treat a person as a “foreign person” if the payor can reliably associate the payment with documentation that establishes that the person is a foreign beneficial owner of the income or a foreign payee. A foreign person may not use Form W-9 to furnish his or her taxpayer identification number to a payor. Rather, foreign payees must use the appropriate Form W-8. The IRS Form W-8 series of forms is made up of certificates that are used to establish foreign status. A payor does not have to backup withhold on payments to foreign beneficial owners or foreign payees because backup withholding applies only to amounts that the payor must report on Form 1099.

Generally, all nonresident aliens and foreign corporations, foreign partnerships, and foreign trusts and estates, that have income from sources within the United States, not effectively connected with the conduct of a trade or business within the United States, will be subject to withholding at a rate of 30 percent unless a lower treaty rate applies.

The Form W-8 series of IRS forms are certificates provided to withholding agents to establish foreign status. In this context, the Company, or its third-party designee, would be the “withholding agent.” Non-U.S. taxpayer Investors in our Units will be required to provide us or our designee with one of Form W- 8BEN, W-8BEN-E or W-8ECI depending on Investor status. Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding (Individuals) is used exclusively by individuals and should be provided to the Company or its designee, as applicable, as the withholding agent or payer by a beneficial owner to claim foreign status, claim beneficial ownership of income and, if applicable, claim a reduced rate of or exemption from withholding.

Form W-8BEN-E, Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities) allows an entity to certify as to its status as a beneficial owner or payee for purposes of Chapter 3 and Chapter 61 of the Code, as well as to its status under Chapter 4 of the Code, as a payee or account holder of a foreign financial entity. The form can also be used by a beneficial owner to seek a reduced rate of withholding under a treaty.

Form W-8ECI, Certificate of Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States, form should be used to establish foreign status, claim beneficial ownership and claim that income is effectively connected with the conduct of a trade or business in the United States. We believe, but have not endeavored to obtain any formal ruling of the IRS confirming same, nor do we anticipate doing so, that any amounts paid to holders of our Securities will be classified as income effectively connected income with a United States trade or business for these purposes.

WE URGE YOU TO CONSULT AND RELY UPON YOUR OWN TAX ADVISOR WITH RESPECT TO YOUR OWN TAX SITUATION, POTENTIAL CHANGES IN APPLICABLE LAWS AND REGULATIONS AND THE FEDERAL AND STATE CONSEQUENCES ARISING FROM AN INVESTMENT IN THE SHARES. THE COST OF THE CONSULTATION COULD, DEPENDING ON THE AMOUNT CHARGED TO YOU, DECREASE ANY RETURN ANTICIPATED ON YOUR INVESTMENT. NOTHING IN THIS OFFERING CIRCULAR IS OR SHOULD BE CONSTRUED AS LEGAL OR TAX ADVICE TO ANY SPECIFIC INVESTOR, AS INDIVIDUAL CIRCUMSTANCES MAY VARY. THIS FEDERAL INCOME TAX CONSEQUENCES SECTION OF THIS OFFERING CIRCULAR ONLY PROVIDES THE CURRENT STATE OF TAX LAWS. YOU SHOULD BE AWARE THAT THE INTERNAL REVENUE SERVICE MAY NOT AGREE WITH ALL TAX POSITIONS TAKEN BY US AND THAT LEGISLATIVE, ADMINISTRATIVE OR COURT DECISIONS MAY REDUCE OR ELIMINATE YOUR ANTICIPATED TAX BENEFITS.

PLAN OF DISTRIBUTION

Engagement Agreement with the Selling Agent.

To be submitted by amendment

ERISA CONSIDERATIONS

Special considerations apply when contemplating the purchase of Shares of our common stock on behalf of employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”). A person considering the purchase of the Offered Shares on behalf of a Plan is urged to consult with tax and ERISA counsel regarding the effect of such purchase and, further, to determine that such a purchase will not result in a prohibited transaction under ERISA, the Code or a violation of some other provision of ERISA, the Code or other applicable law. We will rely on such determination made by such persons, although no Shares of our common stock will be sold to any Plans if management believes that such sale will result in a prohibited transaction under ERISA or the Code.

MARKETABILITY

Our Common Stock is currently quoted on the OTC Pink tier of the OTC Markets under the symbol “VXIT”. The OTC Markets is maintained by OTC Market Group, Inc. The securities traded on the OTC Markets are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Notwithstanding our Common Stock being quoted on the OTC Markets, a purchaser of the Offered Shares may not be able to resell. Broker-dealers may be discouraged from effecting transactions in our Common Stock because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on FINRA brokers-dealers who make a market in a “penny stock.” A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our Common Stock, which could severely limit the market liquidity of the Offered Shares and impede the sale of our Offered Shares in the secondary market, assuming one develops.

LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by Sonfield & Sonfield, Houston, Texas.

EXPERTS

The financial statements as of November 30, 2021 and November 30, 2020, included in this Offering Circular have been internally prepared without assistance from an independent registered public accounting firm

WHERE YOU CAN FIND MORE INFORMATION

We have submitted to the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the consummation of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of the site is www.sec.gov.

VIREXIT TECHNOLOGIES, INC.

Formerly Known as: POVERTY DIGNIFIED, INC.

CONSOLIDATED FINANCIAL STATEMENTS

VIREXIT TECHNOLOGIES, INC.

Formerly Known as: POVERTY DIGNIFIED, INC.

Consolidated Balance Sheets

Unaudited

	November 30, 2021	August 31, 2021

ASSETS

Current assets
Cash	$117	$1,697
Notes receivables	7,014	7,014
Total current assets	7,131	8,711

Total assets	$7,131	$8,711

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable	$91,643	$77,052
Notes payable	1,114,207	1,114,207
Accrued payroll expenses	1,258,493	1,231,695
Due to officer	48,000	20,000
Accrued interest	183,432	169,543
Other liabilities	411,361	411,361
Total current liabilities	3,107,136	3,023,858

Total liabilities	3,107,136	3,023,858

Stockholders' equity (deficit):
Common stock par value $.001: unlimited shares authorized; 2,623,304,515 and 2,607,054,515 shares issued and outstanding as of November 30, 2021 and August 31, 2021, respectively	2,623,311	2,607,061
Series E preferred stock par value $.001:1,000,000 shares authorized; 1,000,000 and 1,000,000 shares issued and outstanding as of November 30, 2021 and August 31, 2021, respectively	1,000	1,000
Series K preferred stock par value $.001, 2,000,000 shares authorized; 1,100,000 and 1,100,000 shares issued and outstanding as of November 30, 2021 and August 31, 2021, respectively	1,100	1,100
Additional paid in capital – common shares	13,158,410	13,109,660
Additional paid in capital – preferred shares	16,830	16,830
Accumulated deficit	(18,900,656)	(18,750,798)
Total stockholders' equity (deficit)	(3,100,005)	(3,015,147)

Total liabilities and stockholders' equity (deficit)	$7,131	$8,711

VIREXIT TECHNOLOGIES, INC.

Formerly Known as: POVERTY DIGNIFIED, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended November 30, 2021 and 2020

Unaudited

	Three Months Ended November 30,
	2021	2020
Operating expenses
Advertising	$13,379	$2,000
Bank charges	200	270
Office expense	941	1,357
Payroll, taxes, and benefits	75,000	75,000
Professional fees	35,150	15,680
Stock based compensation	—	100,000
Travel and auto	10,780	13,197
Utilities	519	991
Total general and administrative	135,969	208,495

Net operating loss	(135,969)	(209,495)

Other income (expense)
Interest expense	(13,889)	(17,785)
Interest income	—	2,382
Loss on valuation of derivative liabilities	—	(231,865)
Loss on purchase of asset	—	(50,000)
Total other income (expense)	(13,889)	(297,268)

Net loss	$(149,858)	$(505,763)

VIREXIT TECHNOLOGIES, INC.

Formerly Known as: POVERTY DIGNIFIED, INC.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the Three Months Ended November 30, 2021

Unaudited

	Preferred Stock			Common Stock
			Paid In			Paid In	Accumulated
	Shares	Amount	Capital	Shares	Amount	Capital	Deficit	Total

Balances at August 31, 2021	2,100,000	$2,100	$16,830	2,607,054,515	$2,607,061	$13,109,660	$(18,750,798)	$(3,015,147)

Stock issued for:
Cash	—	—	—	16,250,000	16,250	48,750	—	65,000

Net Loss	—	—	—	—	—	—	(149,858)	(149,858)

Balances at November 30, 2021	2,100,000	$2,100	$16,830	2,623,304,515	$2,623,311	$13,158,410	$(18,900,656)	$(3,100,005)

VIREXIT TECHNOLOGIES, INC.

Formerly Known as: POVERTY DIGNIFIED, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended November 30, 2021 and 2020

Unaudited

	Three Months Ended November 30,
	2021	2020
Cash Flows From Operating Activities
Net loss from operations	$(149,858)	$(505,763)

Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services and wages	—	100,000
Gain on derivative liability	—	231,865
Changes in operating assets and liabilities:
Accounts payable	14,591	(3,734)
Accrued payroll expenses	26,798	41,081
Accrued interest	13,889	17,785)
Net cash used in operating activities	(94,580)	(118,766)

Cash Flows From Investing Activities
Loans to outside parties	—	(2,383)
Acquisition of fixed assets	—	50,000
Net cash provided by investing activities	—	47,617

Cash Flows From Financing Activities
Proceeds from officers loans	28,000	—
Proceeds from sale of common stock	65,000	44,000
Net cash provided by financing activities	93,000	44,000

Net decrease in cash	(1,580)	(27,149)
Cash - beginning of period	1,697	46,934
Cash - end of period	$117	$19,786

VIREXIT TECHNOLOGIES, INC.

Formerly Known as: POVERTY DIGNIFIED, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2021

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

VirExit Technologies, Inc. (“VirExit” or “the Company”) (Formerly known as: Poverty Dignified, Inc.) was incorporated in the State of Nevada on September 27, 2013 and became registered in Wyoming on October 4, 2019. As of March 11, 2021 the Company changed its name to VirExit Technologies, Inc. from Poverty Dignified, Inc. The Company is headquartered in Richland, Washington. The Company was established as a renewable energy company, incubating solar technologies to establish electrification, education, connectivity, and media distribution infrastructures in rural communities across the globe to empower the individual, community, and local economy. My Power Solutions, Inc., a wholly-owned subsidiary of VirExit, was incorporated in the State of Nevada on March 13, 2014 as a franchise business opportunity with Franchise Disclosure Documents for franchise sales in both the United States and South African markets. Africhise, Inc., a wholly-owned subsidiary of VirExit is a Delaware Corporation, was formed on August 28, 2015 to be the franchise management arm of My Power Solutions, Inc's franchise operations in Africa. My Power Solutions Bahamas, Inc., a wholly-owned subsidiary of My Power Solutions, Inc., is a Delaware Corporation, was formed on June 14, 2018 to establish itself as a renewable energy solutions company in the Bahamas. During the years ended August 31, 2020 and 2019, there was little activity in the subsidiaries. As of August 31, 2020 the Company consolidated all remaining activities of these entities into $411,361 Other Liabilities as all these activities have completely stopped and are no longer active.

During the fiscal year ending August 31, 2021, the Company acquired the registered brand, VirExit(r), VirExit.com, along with other related intellectual property owned and developed by marketing expert, Patrick Netter and the VirExit brand is to stand for innovative, effective, ethical, and safe products within the antiviral space. The Company changed its name to VirExit Technologies, Inc. on March 11, 2021. During this same period the Company also purchased the intellectual property of Safer Place Technologies, LLC. to complement and whose purpose is to create a primary sales and marketing platform as a vertical on-line marketplace to provide a single source for buyers and sellers of protective products and services which resonate with the VirExit mission statement: Making the world a safer place with innovative, ethical, and effective technologies. The Company is in negotiations regarding the possible purchase of Lexian Products, Inc. and their proprietary UV products.

VirExit is looking to launch its proprietary wellness, health, and safety portal, entitled The VLife. The portal focuses on both corporations and consumers. Experts on this heavily content-driven site will address numerous aspects of today’s greatest challenges: returning to work safely, maintaining a mindful and productive state, and the effective exercising of safety precautions. The website, called The VLife (www.thevlife.net), will focus on a variety of areas where many of the current and soon-to-be products on the SaferPlace Market will work in tandem with the content. We have designed a full-service program, with high value content including video blogs, designed to promote wellbeing, productivity, and creativity. The portal is the second phase of VirExit’s three-pronged approach to the future. We will be announcing our third offering shortly. Watch closely for snapshots from our advisory board and learn how these experts are changing each of their industries for the better post-pandemic.

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for annual financial statements and with Form 10-K and article 8 of the Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Under this basis of accounting, revenues are recorded as earned and expenses are recorded at the time liabilities are incurred.

The consolidated financial statements include the accounts of VirExit Technologies, Inc., My Power Solutions, Inc., Africhise, Inc., and My Power Solutions Bahamas, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation. These entities are collectively referred to herein as VirExit, or the Company.

Par Value Change

A majority of the company’s shareholders voted on October 4, 2019 to amend the company’s certificate of incorporation to increase the par value of its common stock to $0.001 from $0.0001. Due to this change $14,625 and $356,796 was shifted from the Additional Paid-in Capital account to the Common Stock account for the three months ended November 30, 2021 and the year ending August 31, 2021, respectively.

NOTE 2 - GOING CONCERN AND PLAN OF OPERATION

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of November 30, 2021, the Company had cash of $117, a working capital deficit of $3,100,005 and a stockholders’ deficit of $3,100,005. The Company has incurred net losses from start-up costs and minimal operations since inception to November 30, 2021. As a result, as of November 30, 2021, these issues raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company needs to generate revenues or must raise additional capital, reduce expenses, and curtail cash outflows in order to be able to accomplish its business plan. In the interim, the Company will continue to borrow funds from affiliates as needed and will accrue for management salaries and defer certain payments. The Company’s $3,107,136 of total liabilities at November 30, 2021 includes $1,114,207 of notes payable to what was previously a related party but is no longer a related party, and $183,432 of accrued interest, $1,258,493 of accrued payroll expenses due to Company management, and $48,000 due to an officer of the Company.

Plan of Operation

A new Board of Directors and Officers of the Company was put in place during fourth quarter of the year ending August 31, 2020. During this time the Company acquired VirExit (r), VirExit.com, along with other related intellectual property owned and developed by marketing expert, Patrick Netter and the VirExit brand is to stand for innovative, effective, ethical, and safe products within the antiviral space. The Company changed its name to VirExit Technologies, Inc. in March 2021. Also, during the year ending August 31, 2020, VirExit purchased the intellectual property of Safer Place Technologies, LLC. to complement existing business and its purpose is to create a primary sales and marketing platform as a vertical on-line marketplace to provide a single source for buyers and sellers of protective products and services which resonate with the VirExit mission statement: Making the world a safer place with innovative, ethical, and effective technologies.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of expenses in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash

The Company maintains funds in financial institutions that are members of the Federal Deposit Insurance Corporation (“FDIC”). As such, funds are insured based on Federal Reserve limits. The Company has not experienced any losses in the past, and management believes it is not exposed to any significant credit risk on the current account balances. At times, cash balances may exceed insured limits.

Accrued Expenses

Accrued expenses are recorded when incurred and primarily consist of accrued interest on notes payable and amounts due for supplies and travel. Accrued payroll consists of salary amounts earned but deferred by the Company's management team.

Derivative Liabilities

The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be accounted for separately. This accounting treatment requires that the carrying amount of any embedded derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment, or exercise date and then the related fair value amount is reclassified to income or expense as part of gain or loss on extinguishment.

Advertising

Advertising expenditures are charged to expense as incurred and are included in general and administrative expense. Total advertising expense for the three months ended November 30, 2021 and 2020 was $13,379 and $2,000, respectively.

Research and Development

Research and development expenditures are charged to expense as incurred.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, and other current assets, accounts payable, accrued payroll expenses, accrued expenses, and other liabilities. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

The Company adopted ASC Topic 820, Fair Value Measurements (“ASC Topic 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority.

The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits would be classified as additional income taxes in the consolidated statements of income. No interest or penalties were recognized for the three months ended November 30, 2021 or 2020.

Tax years 2018 and forward remain open to examination under United States statute of limitations. Management is not aware of any material uncertain tax positions and no liability has been recognized at November 30, 2021 or 2020.

Earnings Per Share

Basic loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of outstanding common shares during the period. Diluted loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued. Diluted loss per share excludes all potential common shares if their effect is anti-dilutive.

Reclassifications

Certain amounts in the prior period have been reclassified to conform to the current period presentation, including those of the discontinued operation. These reclassifications had no impact on previously reported stockholders’ deficit or net loss.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, Accounting Standards Updates (ASU) issued by the Financial Accounting Standards Board (FASB) and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of operations.

NOTE 4 - STOCKHOLDERS’ EQUITY (DEFICIT)

During the three months ending November 30, 2021, the Company issued 7,500,000 and 6,250,000 common stock shares at a par value of $.001 to each the CEO and CFO in exchange for accrued payroll and the Company issued 2,500,000 common stock shares at a par value of $.001 to the COO in exchange for accrued expenses.

The Company has authorized the issue of unlimited shares of common stock at a par value of $.001 and 1,000,000 shares of Series E preferred stock at a par value of $.001 and 2,000,000 shares of Series K preferred stock at a par value of $.001.

The Company has designated 1,000,000 shares of preferred stock as Series E Preferred Stock. The Series E Preferred Stock is subordinate and junior to all the Company’s common stock and other preferred stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation. The holders of the Series E Preferred Stock are not entitled to participate in the distribution of the assets of the Company. No dividends shall be declared or paid on the Series E Preferred Stock. The holders of the Series E Preferred Stock have the right to vote based on the number of votes equal to twice the number of votes of all outstanding shares of capital stock such that the holders of outstanding shares of Series E Preferred Stock shall always constitute sixty-six and two thirds of the voting rights of the Company.

The Company has designated 2,000,000 shares of preferred stock as Series K Preferred Stock. The Series K has the right in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the holders of shares of Series K Preferred Stock shall be entitled to participate with any notes or accounts payable in all the remaining assets of the Corporation available for distribution up to the Liquidation Value of $0.01 per share ratably with the holders of notes or accounts payable. No dividends shall be declared or paid on the Series E Preferred Stock. No holder of the Series K Preferred Stock shall be entitled to vote on any matter submitted to the shareholders of the Corporation. The Holder shall have the right to convert any or all the outstanding shares of Series K Preferred Stock into fully paid and non-assessable shares of Common Stock, which such Common Stock shall hereafter be changed or reclassified at the Conversion Ratio (the “Conversion Ratio”) determined as provided. The initial “Conversion Ratio” for the Series K Preferred Stock is five hundred (500) fully paid and non-assessable shares of Common Stock for each share of Series K Preferred Stock.

There is a total of 2,623,304,515 and 2,607,054,515 shares of common stock issued and outstanding at November 30, 2021 and August 31, 2021, respectively. There is a total of 1,000,000 shares of Series E preferred stock issued and outstanding at November 30, 2021 and August 31, 2021. There is a total of 1,100,000 Series K preferred stock shares outstanding at November 30, 2021 and August 31, 2021. Preferred stockholders could receive preferential treatment relative to declared dividends, should there be any, and to distributions upon a liquidation event.

NOTE 5 – COMMON STOCK WARRANTS AND OPTIONS

The following schedule summarizes the changes in the Company’s stock warrants:

			Weighted Average
		Weighted	Remaining	Aggregate
	Number	Average	Contractual Life	Intrinsic
	of Warrants	Exercise Price	(years)	Value

Balance at September 1, 2020	85,000,000	$0.001	4.94	$—

Warrants granted	71,583,317	0.030	1.38	—

Balance at August 31, 2021	156,583,317	$0.014	3.51	$—

Warrants granted	—	—	—	—

Balance at November 30, 2021	156,583,317	$0.014	3.51	$—

During the year ending August 31, 2020, the Company issued 85,000,000 common stock shares at a par value of $.001 for $85,000 cash, along with a five year right to exercise 85,000,000 warrants at an exercise price of $0.001.

During the year ending August 31, 2021, the Company issued 44,000,000 shares of common stock shares at a par value of $.001 for $44,000 cash, along with a five year right to exercise 44,000,000 warrants at an exercise price of $0.001; 11,055,545 shares of common stock shares at a par value of $.001 for $497,500 cash, along with a one year right to exercise 5,527,772 warrants at an exercise price of $0.07, eighteen month right to exercise 5,527,772 warrants at an exercise price of $0.10, and two year right to exercise 5,527,772 warrants at an exercise price of $0.15; 2,000,000 shares of common stock shares at a par value of $.001 for $25,000 cash, along with a two year right to exercise 2,000,000 warrants at an exercise price of $0.03.

During the year ending August 31, 2021 the Company issued 9,000,000, two year at $.03 warrants to consultants.

The following schedule summarizes the changes in the Company’s stock options:

			Weighted Average
		Weighted	Remaining	Aggregate
	Number	Average	Contractual Life	Intrinsic
	of Options	Exercise Price	(years)	Value

Balance at September 1, 2020	—	$—	—	$—

Options granted	40,000,000	0.03	1.81	—

Balance at August 31, 2021	40,000,000	$0.03	1.81	$—

Options granted	—	—	—	—

Balance at November 30, 2021	40,000,000	$0.03	1.81	$—

During the year ending August 31, 2021 the Company issued 25,000,000, 5,000,000, and 10,000,000 options to the CEO, CFO, and COO, respectively.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

VirExit’s Board of Directors had made the decision to withdraw all operations of its wholly owned subsidiary, My Power Solutions, Inc., in South Africa. As a result, My Power Solutions South African employees and consultants filed a dispute with The Commission for Conciliation, Mediation and Arbitration (CCMA) in South Africa during the year ending August 31, 2018. As the Company was winding down its local operations in South Africa, legal counsel has confirmed that the creditors of the Company will only have claims against the insolvent estate of the local external company and not against My Power Solutions, Inc. or VirExit in the United States. It is therefore management’s position that there is no probable recourse that will have an adverse effect on VirExit.

During April 2021 the Company received a Plaintiff’s Petition naming former officers of the Company as well as the Company in connection with funds the Plaintiff had invested with Power it Perfect. Power it Perfect was previously a related party but is no longer a related party. The Company currently has a note payable in the amount of $1,114,207 owed to Power it Perfect. The claim against the Company is that the Company benefitted from fraudulent actions by previous officers of the Company. The Company is accused of conspiracy and of holding $400,000 that allegedly belongs to the plaintiff. This litigation matter is in its early stage, and more discovery will have to be conducted; but at this stage the claims against The Company appear to be weak. The primary claims are against the other defendants. We plan to vigorously contest the lawsuit, and we believe any alleged damages can be significantly reduced or eliminated altogether.

NOTE 7 – INCOME TAXES

Due to continued operating losses, there is a full valuation against gross deferred tax assets for the period from inception through November 30, 2021.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company has not recognized a deferred tax asset for its stock compensation expense due to its non-deductibility. The Company has no plans to pursue any tax benefits relative to its recognized stock compensation expense.

Our federal net operating losses will begin to expire in 2036 and our state tax loss carryforwards will begin to expire in 2031. Federal net operating losses incurred in 2020 carryforward indefinitely.

NOTE 8 – RELATED PARTY TRANSACTIONS

Due to Officer

The balance outstanding at November 30, 2021 and August 31, 2021 is $40,000 and $20,000, respectively. This advance does not bear interest.

Notes Payable

During the year ended August 31, 2016, Power It Perfect, Inc. loaned the Company $208,160 for working capital purposes in exchange for promissory notes. During the year ended August 31, 2017, Power It Perfect, Inc. loaned the Company an additional $313,450 for working capital purposes in exchange for promissory notes. During the year ended August 31, 2018, Power It Perfect, Inc. loaned the Company an additional $678,358 for working capital and other purposes in exchange for promissory notes. All the notes bear interest at five percent per annum, are non-collateralized and due on demand, as soon as the Company has operating cash flow available for repayment. The balance of the notes payable was $1,114,207 and $1,114,207 at November 30, 2021 and August 31, 2021, respectively. Accrued interest on the notes, which is included in accrued expenses, totaled $183,432 and $169,543 at November 30, 2021 and August 31, 2021, respectively. There are no conversion provisions associated with the notes. Power it Perfect had previously been a related party but no longer is a related party.

NOTE 9 – OTHER LIABILITIES

Other liabilities include amounts owed in connection with previous years’ operations in South Africa. In May 2018, following an operational review, the Company decided to withdraw all operations of My Power Solutions, Inc. in South Africa. With a lack of significant revenues and higher than expected expenses due to training on-the-ground personnel and the implementation of solar installations, plus the instability of the political environment, the established operating structure and initial business plan was not sustainable.

NOTE 10 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through December 29, 2021, which is the date when these consolidated financial statements were issued, and is aware of none requiring disclosure, except as noted below.

In December 2021, the Company issued 500,000 Series K preferred shares at a par value of $0.001 to L. Bruce Jolliff, CFO. The Series K preferred shares are convertible to common shares at an initial conversion ratio of 500 common shares to 1 share of Series K preferred shares. The conversion ratio is subject to adjustment. The Series K preferred shares are non-voting and have a liquidation preference of $01.

PART III—EXHIBITS

INDEX TO EXHIBITS

Exhibit Number	Description
1.1 †	Form of Selling Agency Agreement
2.1 †	Articles of Incorporation (currently in effect)
2.2 †	Articles of Amendment to designate Series K Convertible Preferred Stock
2.3 †	Bylaws
2.4 †	Form of specimen common stock certificate
3.1 †	Form of Selling Agent Warrant (included in Exhibit 1.1)
4.1 †	Form of Subscription Agreement
6.1 †	2021 Omnibus Equity Incentive Plan *
6.2 †	Office Lease
6.3 †	Form of Indemnification Agreement with directors and executive officers
6.4 †	Convertible Promissory Note Payable to Power Up Lending Group Ltd.
6.5 †	Form of Class A Warrant
6.6 †	Form of Class B Warrant
6.7 †	Form of Class C Warrant
11.1 ∞	Consent of Sonfield & Sonfield (included in Exhibit 12.1)
12.1 ∞	Opinion of Sonfield & Sonfield

__________

† Filed herewith.

∞ To be filed by amendment.

* Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for submission on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richland, State of Washington, on January 24, 2022.

VIREXIT TECHNOLOGIES, INC.

By:	/s/ James C. Katzaroff
James C. Katzaroff, President and Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Katzaroff	President/Chief Executive Officer and Director
James C. Katzaroff	(Principal Executive Officer)

/s/ L. Bruce Jolliff	(Principal Financial and Accounting Officer)
L. Bruce Jolliff	Director

* By:	/s/ James C. Katzaroff
James C. Katzaroff
Attorney-in-fact